EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES SECOND QUARTER 2019 RESULTS

VERO BEACH, Fla., (August 8, 2019) – Bimini Capital Management, Inc. (OTCQB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three month period ended June 30, 2019.

Second Quarter 2019 Highlights

•	Net loss of $0.5 million, or $0.04 per common share
•	Book value per share of $2.37
•	Company to discuss results on Friday, August 9, 2019, at 10:00 AM ET

Details of Second Quarter 2019 Results of Operations

The Company reported net loss of $0.5 million for the three month period ended June 30, 2019.   The results for the quarter included advisory services revenue of $1.7 million, interest and dividend income of $2.5 million, interest expense of $1.7 million, net realized and unrealized losses of $1.5 million, operating expenses of $1.6 million and an income tax benefit of $0.2 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended June 30, 2019, Bimini’s statement of operations included a fair value adjustment of $(0.3) million and dividends of $0.4 million from its investment in Orchid common stock.  Also during the three months ended June 30, 2019, Bimini recorded $1.7 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.3 million of management fees and $0.3 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - March 31, 2019	$209,261,943	$1,702,955	$676,460	$2,379,415	$211,641,358
Securities purchased	3,285,372	-	-	-	3,285,372
Return of investment	n/a	(148,209)	(49,787)	(197,996)	(197,996)
Pay-downs	(5,782,288)	n/a	n/a	n/a	(5,782,288)
Premium lost due to pay-downs	(317,772)	n/a	n/a	n/a	(317,772)
Mark to market (losses) gains	2,632,380	(81,829)	(8,763)	(90,592)	2,541,788
Market Value - June 30, 2019	$209,079,635	$1,472,917	$617,910	$2,090,827	$211,170,462

The tables below present the allocation of capital between the respective portfolios at June 30, 2019 and March 31, 2019, and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2019.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately (0.5)% and (2.9)%, respectively, for the second quarter of 2019.  The combined portfolio generated a return on invested capital of approximately (0.8)%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
June 30, 2019
Market value	$209,079,635	$1,472,917	$617,910	$2,090,827	$211,170,462
Cash equivalents and restricted cash(1)	8,496,648	-	-	-	8,496,648
Repurchase agreement obligations	(200,656,000)	-	-	-	(200,656,000)
Total(2)	$16,920,283	$1,472,917	$617,910	$2,090,827	$19,011,110
% of Total	89.0%	7.7%	3.3%	11.0%	100.0%
March 31, 2019
Market value	$209,261,943	$1,702,955	$676,460	$2,379,415	$211,641,358
Cash equivalents and restricted cash(1)	6,733,003	-	-	-	6,733,003
Repurchase agreement obligations	(199,146,000)	-	-	-	(199,146,000)
Total(2)	$16,848,946	$1,702,955	$676,460	$2,379,415	$19,228,361
% of Total	87.6%	8.9%	3.5%	12.4%	100.0%

(1)	Amount excludes restricted cash of $42,835 and $53,690 at June 30, 2019 and March 31, 2019, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended June 30, 2019
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$771,237	$16,768	$5,643	$22,411	$793,648
Realized and unrealized (losses) gains	2,314,608	(81,829)	(8,763)	(90,592)	2,224,016
Hedge losses(1)	(3,175,260)	n/a	n/a	n/a	(3,175,260)
Total Return	$(89,415)	$(65,061)	$(3,120)	$(68,181)	$(157,596)
Beginning capital allocation	$16,848,946	$1,702,955	$676,460	$2,379,415	$19,228,361
Return on invested capital for the quarter(2)	(0.5)%	(3.8)%	(0.5)%	(2.9)%	(0.8)%

(1)	Excludes losses of approximately $189,000 associated with trust preferred funding hedges.
(2)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the second quarter of 2019, the Company received approximately $6.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 10.5% for the second quarter of 2019.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
June 30, 2019	9.9	14.6	10.5
March 31, 2019	5.7	13.4	6.8
December 31, 2018	5.5	11.7	6.6
September 30, 2018	8.6	13.5	9.5
June 30, 2018	13.4	11.6	13.1
March 31, 2018	7.2	16.8	8.6

Portfolio

The following tables summarize the MBS portfolio as of June 30, 2019 and December 31, 2018:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2019
Fixed Rate MBS	$209,080	99.0%	4.25%	316	1-May-49
Interest-Only MBS	1,472	0.7%	3.69%	908	25-Dec-39
Inverse Interest-Only MBS	618	0.3%	4.16%	260	25-Apr-41
Total MBS Portfolio	$211,170	100.0%	4.25%	320	1-May-49
December 31, 2018
Fixed Rate MBS	$209,675	98.7%	4.26%	327	1-Aug-48
Interest-Only MBS	2,021	1.0%	3.69%	293	15-Jul-48
Inverse Interest-Only MBS	728	0.3%	4.06%	272	25-Apr-41
Total MBS Portfolio	$212,424	100.0%	4.25%	327	1-Aug-48

($ in thousands)
	June 30, 2019		December 31, 2018
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$193,306	91.5%	$193,437	91.1%
Freddie Mac	17,797	8.4%	18,881	8.9%
Ginnie Mae	67	0.1%	106	0.0%
Total Portfolio	$211,170	100.0%	$212,424	100.0%

	June 30, 2019	December 31, 2018
Weighted Average Pass Through Purchase Price	$106.77	$106.81
Weighted Average Structured Purchase Price	$6.39	$6.39
Weighted Average Pass Through Current Price	$106.89	$103.87
Weighted Average Structured Current Price	$7.54	$8.67
Effective Duration (1)	2.497	3.935

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 2.497 indicates that an interest rate increase of 1.0% would be expected to cause a 2.497% decrease in the value of the MBS in the Company’s investment portfolio at June 30, 2019.  An effective duration of 3.935 indicates that an interest rate increase of 1.0% would be expected to cause a 3.935% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2018. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of June 30, 2019, the Company had outstanding repurchase obligations of approximately $200.7 million with a net weighted average borrowing rate of 2.63%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $211.9 million.  At June 30, 2019, the Company’s liquidity was approximately $5.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at June 30, 2019.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
ED&F Man Capital Markets, Inc.	$99,167	49.5%	2.63%	$5,681	29
Mirae Asset Securities (USA) Inc.	58,997	29.4%	2.62%	3,411	51
Citigroup Global Markets, Inc.	31,316	15.6%	2.64%	2,410	40
Mitsubishi UFJ Securities (USA), Inc.	8,102	4.0%	2.64%	612	22
South Street Securities, LLC	2,032	1.0%	2.63%	120	17
JVB Financial Group, LLC	1,042	0.5%	2.58%	122	46
	$200,656	100.0%	2.63%	$12,356	37

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of June 30, 2019, such instruments were comprised of Eurodollar futures contracts and to-be-announced (“TBA”) securities transactions.

The tables below present information related to outstanding Eurodollar and T-note futures contracts at June 30, 2019.

($ in thousands)
As of June 30, 2019
	Repurchase Agreement Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2019	$150,000	2.71%	1.96%	$(568)
2020	150,000	2.84%	1.61%	(1,849)
2021	100,000	2.80%	1.57%	(1,231)
Total / Weighted Average	$130,000	2.80%	1.68%	$(3,648)

Treasury Note Futures Contracts (Short Position)(2)
September 2019 5-year T-Note futures
(Sep 2019 - Sep 2024 Hedge Period)	$25,000	2.60%	2.15%	$(581)

($ in thousands)
As of June 30, 2019
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2019	$26,000	1.72%	1.96%	$31
2020	19,500	1.92%	1.63%	(57)
Total / Weighted Average	$21,667	1.84%	1.76%	$(26)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

The following table summarizes our contracts to purchase and sell TBA securities as of June 30, 2019.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
June 30, 2019
30-Year TBA Securities:
3.5%	$(65,000)	$(66,280)	$(66,459)	$(179)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency MBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency MBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency MBS) as of period-end.
(4)
Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our consolidated balance sheets.

Book Value Per Share

The Company's Book Value Per Share at June 30, 2019 was $2.37.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At June 30, 2019, the Company's stockholders’ equity was $30.1 million, with 12,708,555 Class A Common shares outstanding.

Stock Repurchase Plan

On March 26, 2018, the Board of Directors of Bimini Capital Management, Inc. (the “Company”) approved a Stock Repurchase Plan (“Repurchase Plan”).  Pursuant to Repurchase Plan, the Company may purchase up to 500,000 shares of its Class A Common Stock from time to time, subject to certain limitations imposed by Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Share repurchases may be executed through various means, including, without limitation, open market transactions.  The Repurchase Plan does not obligate the Company to purchase any shares. The Repurchase Plan was originally set to expire on November 15, 2018, but it was extended by the Board of Directors until November 15, 2019.  The authorization for the Share Repurchase Plan may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

Since inception of the program through June 30, 2019, the Company repurchased a total of 70,404 shares at an aggregate cost of approximately $166,945, including commissions and fees, for a weighted average price of $2.37 per share.

In July 2019, the Company completed a “modified Dutch auction” tender offer and paid an aggregate of $2.2 million, excluding fees and related expenses, to repurchase 1.1 million shares of Bimini Capital’s Class A common stock, which were retired, at a price of $2.00 per share.

Management Commentary

Commenting on the second quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The turn in the outlook for interest rate policy from the Fed was completed during the second quarter of 2019.  The multi-year tightening cycle that began in late 2015 ended in December of 2018.  After a brief period with a balanced outlook, the Fed lowered the Fed Funds target range at their July 31, 2019 meeting.  The Fed and their outlook for policy is now aligned with the other major central banks.  The strength of the domestic economy alone does not appear to justify the change in policy, at least not yet.  While the manufacturing side of the economy has slowed noticeably from the level observed in 2018, the consumer and consumption side has not.  The job market in the U.S. has not generated the gains seen in prior years, but job gains are still above the level needed to reduce excess slack in the economy, to the extent it exists.  Instead the Fed is focused on international trade – especially trade between the U.S. and China, the threat of escalating tariffs, a global growth deceleration, especially in China and the EU, a potential no-deal Brexit and fading inflation expectations.  The equity markets in the U.S. have performed very well year to date, perhaps because the markets assume the world’s central banks will intervene in order to sustain the current economic expansion.  The day after the Fed eased monetary policy at their meeting on July 31, 2019, trade tensions resurfaced in a meaningful way between the U.S. and China.  The Trump administration announced a new round of tariffs on $300 billion of imported Chinese goods – scheduled to start on September 1, 2019.  The Chinese subsequently retaliated and the markets reacted severely.  Going forward, the tug of war between a surprisingly resilient domestic economy and rapidly deteriorating conditions abroad will pull at the Fed, leaving the outlook for monetary policy and rates generally clouded, albeit with an inverted curve reflecting the markets expectation of several future rate cuts.

“The Agency MBS market generated a positive 2.0% return for the second quarter, although this return lagged that of comparable duration treasury securities.  In the aggregate the Agency MBS sector underperformed comparable duration treasuries by 0.70%. The decline in interest rates stoked fears of increased levels of prepayment activity.  With generic loan characteristics of Agency MBS quite poor, coupled with the seasonal peak in prepayment activity, the decline in rates available to borrowers and subsequent surge in production volumes overwhelmed Agency MBS performance. Heightened levels of volatility also negatively impacted performance.  Since the end of the second quarter, the rates market appeared to be settling into a range and volatility had abated, allowing Agency MBS to do quite well, but this all changed on Thursday, August 2, 2019, when trade tensions caused a significant spike lower in interest rates with higher volatility.  As with the rates market mentioned above, MBS performance will likely ebb and flow as the interaction of a strong domestic economy and growing trade tensions pull the markets in opposite directions.

“During the second quarter of 2019 Bimini generated a pre-tax loss of $0.7 million.  For the six month period ended June 30, 2019, Bimini had pre-tax income of 1.5 million and after tax income of $1.1 million.  Of course, owing to our available tax net operating losses, Bimini does not have to actually pay federal or state income taxes, so this income is retained, and a portion of our deferred tax asset can be utilized.  With respect to the portfolio operations at Royal Palm Capital, the portfolio was essentially unchanged in size and interest income decreased by 3%.  Interest expense on our repurchase agreement borrowings increased by 2%, resulting in a 10% decrease in the net interest income generated by the portfolio.  As stated above when interest rates fell over the course of the quarter and volatility increased, mortgages underperformed their hedges.  Mark to market gains on Royal Palm’s agency RMBS holdings of $2.2 million were off-set by $3.4 million of mark to market losses on our hedge instruments resulting in approximately $1.9 million of net mark to market losses on the RMBS portfolio. Combined with net interest income of the portfolio of approximately $0.8 million, Royal Palm generated a negative 0.8% return on invested capital.

“Advisory services revenues increased by 3% during the second quarter of 2019 compared to the first quarter, as the equity base of Orchid Island Capital increased over the quarter.  Dividends from our holdings of shares in Orchid Island Capital were unchanged on the quarter at $0.4 million.

“At the conclusion of the quarter Bimini closed on a modified Dutch auction.  We repurchased 1.1 million shares at a repurchase price of $2.00 per share.  As a result of the tender offer our outstanding share count decreased by 8.7% to approximately 11.6 million shares.  In order to fund the share-repurchase we sold RMBS assets with an approximate fair market at time of sale, including accrued interest, of $44.0 million.  The sales were executed and settled in July of 2019; therefore, the current RMBS portfolio has a market value of approximately $163 million versus $211.2 million at June 30, 2019.  (The balance of the decline is the result of monthly pay-downs and market to market adjustments). We anticipate being able to replenish our RMBS portfolio with available cash beginning in the third quarter of 2019.

“On August 2, 2019 Orchid Island Capital closed on an equity offering with net proceeds of approximately $44.5 million.  In addition to shares issued through its at-the-market program Orchid has been able to grow its capital base in 2019.  This should increase advisory service revenues going forward.

“So far the third quarter of 2019 has been very eventful.  In addition to closing the tender offer for 1.1 million shares and Orchid’s capital raising activities, the Federal Reserve lowered the Fed Funds rate by 25  basis points on July 31, 2019.  The next day, via a series of tweets by President Trump, trade tensions with China started to escalate materially.  In the following days the Chinese announced retaliatory steps and all markets reacted violently.  Market pricing in the futures markets implies the market expects the Fed to lower the Fed Funds target range several more times.  This remains to be seen.  Domestic economic data is generally solid although mixed.  Consumer based measures of economic growth – and the consumers financial health – remain quite strong.  The manufacturing side of the economy on the other hand has definitely softened since 2018, as has the manufacturing sector globally.  Materially so outside of the U.S.  Going forward the Fed will have to weigh the relative effects of trade tensions and a global manufacturing slowdown against resilient domestic growth in setting their monetary policy.  As always, we will focus on utilizing our available tax net operating losses to off-set taxable income and grow our RMBS portfolio organically, enhancing our ability to do more of the same in the future.”

Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of June 30, 2019, and December 31, 2018, and the unaudited consolidated statements of operations for the six and three months ended June 30, 2019 and 2018.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	June 30, 2019	December 31, 2018
ASSETS
Mortgage-backed securities	$211,170,462	$212,424,192
Cash equivalents and restricted cash	8,539,483	6,240,488
Investment in Orchid Island Capital, Inc. common stock	9,667,429	9,713,030
Accrued interest receivable	750,193	780,535
Deferred tax assets, net	22,603,791	23,202,821
Other assets	7,030,155	7,038,610
Total Assets	$259,761,513	$259,399,676

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$200,656,000	$200,396,000
Junior subordinated notes due to Bimini Capital Trust II	26,804,440	26,804,440
Other liabilities	2,231,113	3,244,615
Total Liabilities	229,691,553	230,445,055
Stockholders' equity	30,069,960	28,954,621
Total Liabilities and Stockholders' Equity	$259,761,513	$259,399,676
Class A Common Shares outstanding	12,708,555	12,709,269
Book value per share	$2.37	$2.28

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Advisory services	$3,261,116	$4,060,459	$1,653,796	$1,966,994
Interest and dividend income	5,053,710	4,962,397	2,498,486	2,410,920
Interest expense	(3,459,040)	(2,456,039)	(1,739,621)	(1,309,440)
Net revenues	4,855,786	6,566,817	2,412,661	3,068,474
Other expense	(115,497)	(7,232,896)	(1,474,489)	(1,108,477)
Expenses	3,218,989	3,389,717	1,597,963	1,650,737
Net Income (loss) before income tax provision (benefit)	1,521,300	(4,055,796)	(659,791)	309,260
Income tax provision (benefit)	404,419	(1,004,310)	(158,069)	86,980
Net income (loss)	$1,116,881	$(3,051,486)	$(501,722)	$222,280

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.09	$(0.24)	$(0.04)	$0.02
CLASS B COMMON STOCK	$0.09	$(0.24)	$(0.04)	$0.02

	Three Months Ended June 30,
Key Balance Sheet Metrics	2019	2018
Average MBS(1)	$211,405,913	$194,677,263
Average repurchase agreements(1)	199,901,000	184,621,064
Average stockholders' equity(1)	30,320,885	52,697,249

Key Performance Metrics
Average yield on MBS(2)	4.04%	4.11%
Average cost of funds(2)	2.68%	2.03%
Average economic cost of funds(3)	3.13%	2.27%
Average interest rate spread(4)	1.36%	2.08%
Average economic interest rate spread(5)	0.91%	1.84%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, August 9, 2019, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 9651157.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com